EXHIBIT 5.1

October 3, 2012

NetApp, Inc.

495 East Java Drive

Sunnyvale, California 94089

Ladies and Gentlemen:

You have requested our opinion with respect to certain matters in connection with the filing by NetApp, Inc. (the “Company”) of a Registration Statement on Form S-8 (the “Registration Statement”) with the Securities and Exchange Commission covering the offering of up to 7,350,000 shares of the Company’s Common Stock, $0.001 par value, pursuant to its 1999 Stock Option Plan (the “1999 Plan”), and up to 5,000,000 shares of the Company’s Common Stock, $0.001 par value, pursuant to its Employee Stock Purchase Plan (the “Purchase Plan” and, together with the 1999 Plan, the “Plans”). The shares of Common Stock issuable pursuant to the Plans are referred to herein as the “Shares.”

In connection with this opinion, we have examined the Registration Statement, your Certificate of Incorporation, as amended, and Bylaws, as amended, and such other documents, records, certificates, memoranda and other instruments as we deem necessary as a basis for this opinion. We have assumed the genuineness and authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies thereof, and the due execution and delivery of all documents where due execution and delivery are a prerequisite to the effectiveness thereof.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Shares, when issued in accordance with the Registration Statement and the Plans, will be validly issued, fully paid, and nonassessable (except as to shares issued pursuant to certain deferred payment arrangements, which will be fully paid and nonassessable when such deferred payments are made in full).

We consent to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,

WILSON SONSINI GOODRICH & ROSATI
Professional Corporation

/s/Wilson Sonsini Goodrich & Rosati